Exhibit 10.2

SUMMARY OF TRUSTEE COMPENSATION ARRANGEMENTS

The Compensation Committee periodically reviews the compensation of our non-employee Trustees and, when it deems appropriate and upon consultation with the Committee’s independent compensation consultant, recommends adjustments to be approved by the Board of Trustees. The Compensation Committee recommends to the Board compensation for the Trustees based on competitive market practices for both the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly sized utility and general industry companies as guidelines for setting Trustee compensation. The level of Trustee compensation recommended by the Committee and approved by the Board enables us to attract Trustees who have a broad range of backgrounds and experiences.

Each non-employee Trustee serving on January 1 receives a grant under the Company’s Incentive Plan, generally effective on the tenth business day of each such year, consisting of the number of restricted stock units (RSUs) resulting from dividing $135,000 by the average closing price of our common shares as reported on the NYSE for the 10 trading days immediately preceding such date and rounding the resulting amount to the nearest whole RSU. RSUs generally vest on the next business day following the grant. Beginning with grants made in 2020, each non-employee Trustee was entitled to elect distribution of up to 100 percent of the common shares issuable in respect of such RSUs immediately upon vesting of their RSU grant, subject to satisfaction of the Trustee share ownership guidelines. The distribution of all common shares entitled to be received upon vesting, but not distributed immediately, are deferred until the tenth business day of January of the year following retirement from Board service. Any individual who is elected to serve as a Trustee after January 1 of any calendar year receives an RSU grant prorated from the date of such election and granted on the first business day of the month following such election.

2019 Trustee Compensation

Compensation Element	Amount
Annual Cash Retainer	$115,000
Annual Stock Retainer	$135,000
Board and Committee Attendance Fees	None
Annual Lead Trustee Retainer	$30,000
Annual Committee Chair Retainer	$20,000 Audit Committee $15,000 Compensation Committee $15,000 Corporate Governance Committee $15,000 Finance Committee

Annual cash retainers of $115,000 per Trustee, additional Committee Chair and Lead Trustee cash retainers and annual RSU grants for service on the Board for 2019 based on the amounts above were paid as described in this section. Pay Governance LLC provided the Compensation Committee with a review of competitive market practices and compensation in 2019. As a result, the annual cash retainer for the Chair of the Audit Committee was increased by $5,000 and the annual RSU grants were increased by $25,000, effective January 1, 2020.

The share ownership guidelines set forth in the Company’s Corporate Governance Guidelines require each Trustee to attain ownership of a number of common shares equal to a market value of at least five-times the then current annual cash compensation retainer for service on the Board. Trustees shall be required to hold all shares awarded as annual stock compensation retainers until the guidelines have been met. All of the current Trustees exceed the required share ownership threshold except for Mr. Kim and Ms. Forry, each of whom was elected as a Trustee in 2018, and Mr. Long, who was elected as a Trustee in 2019.

Pursuant to the Company’s Deferred Compensation Plan, prior to the year earned, each Trustee may irrevocably elect to defer receipt of all or a portion of their cash compensation. Deferred funds are credited with deemed earnings on various deemed investments as permitted by the Deferred Compensation Plan. Deferred cash compensation is payable either in a lump sum or in installments in accordance with the Trustee’s prior election. There were no above-market earnings in deferred compensation value during 2019, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company common shares.

Our 2018 Incentive Plan places a limit on the amount of total annual compensation that can be paid to any Trustee. When applicable, we pay travel-related expenses for spouses of Trustees who attend Board functions, but we do not pay tax gross-up payments in connection with such expenses, nor do we pay pension benefits to our non-employee Trustees.